UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 11, 2010

OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP

(Exact name of Registrant as specified in its charter)

Delaware	0-14533	52-1322906
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Oxford Residential Properties I Limited Partnership, a Delaware limited partnership (the “Registrant”), owns a 100% interest in ORP One, LLC, a Maryland limited liability company (the “Company”). The Company owns Fairlane East Apartments (“Fairlane East”), a 244-unit apartment complex located in Dearborn, Michigan.   On October 11, 2010 (the “Effective Date”), the Company entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, TMF I Fairlane, LLC, a Delaware limited liability company (the “Purchaser”), to sell Fairlane East to the Purchaser for a total sales price of $14,000,000.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as an exhibit.

PURCHASE PRICE.  The total purchase price is $14,000,000, subject to certain prorations and adjustments at the closing.  The Purchaser delivered an initial deposit (the “Initial Deposit”) of $150,000 to Stewart Title Guaranty Company (“Escrow Agent”).

FEASIBILITY PERIOD.  The feasibility period ends on November 10, 2010. Within one business day after the expiration of the feasibility period, the Purchaser is required to deliver to the Escrow Agent an additional deposit of $350,000. If the Purchaser fails to notify the Company in writing of its intent to terminate the contract prior to the end of the feasibility period, the Initial Deposit will become non-refundable.

CLOSING.  The expected closing date of the transaction is the later of (i) 25 days after the Registrant receives approval under certain requirements imposed by the Securities and Exchange Commission as specified in the Registrant’s partnership agreement or (ii) December 6, 2010.  The Purchaser has the option to extend the closing date for a period of 60 days in order to obtain permanent mortgage financing.  The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Company agreed to pay any transfer, gross receipts or similar taxes, the base premium for the title policy, the cost of recording any instruments required to discharge any liens or encumbrances against the property and one-half of the customary closing costs of the Escrow Agent.  The Purchaser agreed to pay the cost of recording the deed and any mortgage, any premiums or fees required to be paid by the Purchaser with respect to the title policy and one-half of the customary closing costs of the Escrow Agent.

REPRESENTATIONS AND WARRANTIES.  The Purchaser and the Company each made limited representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to Fairlane East by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $700,000 will be borne by the Company. The Company must maintain, in full force and effect until the closing date, all existing insurance coverage on Fairlane East.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Company.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, the Purchaser will forfeit its deposits to the Company, and neither party will be obligated to proceed with the purchase and sale.  The Company expressly waived the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Company, prior to the closing, defaults in its representations, warranties, covenants, or obligations, the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $300,000 or, (ii) subject to certain conditions, seeking specific performance of the Company’s obligation to deliver the deed pursuant to the Purchase Agreement.

Item 9.01   Financial Statements and Exhibits

(d)   Exhibit

10.22       Purchase and Sale Contract between ORP ONE L.L.C., a Maryland limited liability company, and TMF I Fairlane, LLC, a Delaware limited liability company, dated October 11, 2010.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

The agreements included as exhibits to this Form 8-K contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•         should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•         have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•         may apply standards of materiality in a way that is different from what may be viewed as material to an investor; and

•         were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. Additional information about the Registrant may be found elsewhere in this Form 8-K and the Registrant’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OxfordResidential Properties I Limited Partnership

By: Oxford Residential Properties I Corporation
Managing General Partner

By:   /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

Date: October 15, 2010